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                                                                     EXHIBIT 2.5


IRREVOCABLE
UNDERTAKING


by

Warburg, Pincus Ventures, L.P.



Strictly Private & Confidential



SIMMONS & SIMMONS

21 Wilson Street London EC2M 2TX
Tel: 0171-628 2020 / 528 9292 Fax: 0171-628 2070 DX Box No 12

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To:         Global TeleSystems Group, Inc.
            ("GTS")
            1751 Pinnacle Drive
            North Tower 12th Floor
            McLean   VA 22102
            United States of America

From:       Warburg, Pincus Ventures, L.P.
            466 Lexington Avenue
            10017 New York
            United States of America


                                                                 8 December 1998

Dear Sirs,

1. THE OFFER

We refer to the press announcement in the form of the draft attached hereto (the "Press Announcement") setting out the terms and conditions upon which Bear Stearns will, on behalf of GTS, make an offer (the "Offer") to acquire the whole of the issued and to be issued share capital of Esprit Telecom Group plc ("Esprit") excluding any such share capital owned by GTS or any subsidiary of GTS on the date that the Offer is made.

2. DEFINITIONS

In this letter, unless the context otherwise requires:

            (A) "the Acceptance Date" means 3.00 pm on the 17th US Business Day following the posting of the Offer Document or, if a MAC Notice has been served before such day, 1.00 pm on the US Business Day following the determination in accordance with paragraph 7(B) or 7(C) below that no GTS MAC has occurred;

            (B) "GTS MAC" means a material adverse change in the value of the GTS Group by virtue of:

                       (i) a specific event which causes an adverse change in the business, assets, financial or trading position or profits or prospects of any member of the Wider GTS Group; or

                       (ii) there having been anything misleading or a misrepresentation of fact or omission to state a fact necessary to make the information contained therein not misleading in any financial, business or other information publicly disclosed by GTS in relation to the


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                                  business, assets, financial or trading
                                  position or prospects of any member of the Wider GTS Group;

                       which in either case is material in the context of the GTS Group taken as a whole. For the purposes of this definition:

                       (1) a GTS MAC shall exclude (without limitation) general factors affecting the global telecommunications industry or other industries as a whole;

                       (2) a decline in the market price of any securities of GTS or any change in interest rates will not, of themselves, amount to a GTS MAC; and

                       (3) GTS shall be considered on a stand alone basis excluding Esprit;

            (C) "Esprit Shares" means the ordinary shares and American Depositary Shares ("ADSs") in Esprit shown in columns 3 and 4 of Schedule 1 and, except in sub-paragraph (A) of Paragraph 5 shall include any shares in Esprit attributable to or deriving from such shares and shall include any other ordinary shares in Esprit which we acquire and beneficially own after signing this undertaking but excluding any shares in Esprit transferred in accordance with paragraph 4(D);

            (D) "the Majority Shareholders" means each of Apax Funds Nominees Limited, Warburg, Pincus Ventures, L.P. and Gold & Appel Transfer S.A. and Walter Anderson;

            (E)        "Offer":

                       (1) means any offer or offers that may be made by or on behalf of GTS to acquire:

                                  (a)        the whole of the share capital of
                                             Esprit in issue at the date on
                                             which the Offer is made (including
                                             any securities in Esprit
                                             attributable to or derived from
                                             such share capital, but excluding
                                             any such share capital owned on
                                             such date by GTS or any subsidiary
                                             of GTS); and

                                  (b)        any share capital of Esprit
                                             allotted while the Offer remains
                                             open for acceptance or before such
                                             earlier date as GTS may determine
                                             whether pursuant to the exercise of
                                             conversion or subscription rights
                                             or otherwise; and

                       (2) extends to any new, increased, extended or revised offer or offers by or on behalf of GTS, provided that in any such case the terms


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                                  of such offer or offers are, in the opinion of
                                  Bear Stearns, with the agreement of Esprit's financial advisers, appointed for the purposes of Rule 3 of the City Code provided such agreement is not unreasonably withheld or delayed (but without hereby creating any duty of care owed by Bear Stearns, except to GTS or by Esprit's financial advisers, except to Esprit) no less favourable to shareholders of Esprit than the terms set out in the Press Announcement or the Offer Document;

            (F) references to the share capital of Esprit include that represented by ADSs; and

            (G) save as referred to above words defined in the Press Announcement have the same meanings herein.

3. RELEASE OF PRESS ANNOUNCEMENT

We irrevocably consent to the issue of the Press Announcement incorporating references to us and to this undertaking subject to any amendments which may be agreed with us or Esprit's financial advisers. We also consent to the issue of the Offer Document, incorporating references to us, and to this undertaking, substantially similar to those references contained in the Press Announcement. We understand that this irrevocable undertaking will be made available for public inspection.

4. UNDERTAKINGS

In consideration of GTS agreeing to make the Offer in all material respects on the terms and subject to the conditions referred to in the Press Announcement, we hereby irrevocably undertake to GTS as follows:-

            (A) we shall accept or procure acceptance of the Offer in accordance with its terms in respect of all the Esprit Shares by not later than the Acceptance Date and shall forward or procure that there is forwarded, with such acceptance, the share certificates or other documents of title in respect of the Esprit Shares in accordance with the terms of the Offer;

            (B) the Esprit Shares will be acquired by GTS fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions declared, made or paid hereafter;

            (C) notwithstanding that we may be or become entitled to withdraw our acceptance(s) of the Offer by virtue of any term of the Offer or the rules of the City Code or any provision of the securities laws or regulations of the US or otherwise, we shall not withdraw our acceptance(s) and shall


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                       procure that our acceptance(s) is not withdrawn in
                       respect of all or any of the Esprit Shares;

            (D) save as required by paragraph 4(A) or in this paragraph 4(D), we shall not prior to the lapsing or withdrawal of the Offer, conditionally or unconditionally, sell, transfer, charge, pledge or grant any option over or otherwise dispose of or permit the sale or other disposition of all or any of the Esprit Shares or any interest held by us in any of the Esprit Shares save that we may transfer or otherwise dispose of all or some of our Esprit Shares provided that:

                       (1) prior to such transfer or disposition Esprit shall have received the advice of its independent auditors and GTS shall have received the advice of its independent auditors that such transfer or disposition would not prevent the transactions contemplated by the Offer from receiving "pooling of interests" treatment for financial accounting purposes;

                       (2) such transfer or disposition would not delay the Offer becoming wholly unconditional by more than 10 days or beyond the 60th day after posting of the Offer Document, or if earlier, the last date by which the Offer can become wholly unconditional;

                       (3) before such transfer or disposition the transferee of such Esprit Shares shall have executed an irrevocable undertaking for no consideration and under seal in a form substantially similar to this Irrevocable Undertaking together with a legal opinion in respect thereof as to due execution and enforceability in a form reasonably satisfactory to GTS;

                       (4) such transferee has been advised by Esprit's financial advisers that the transfer or disposition would not violate the provisions of the Code;

                       (5) such transferee is (i) not listed on Schedule 1 hereto; and (ii) immediately prior to such transfer does not own more than one per cent of the outstanding GTS Shares; and

                       (6) we have consulted with GTS (in a way which does not oblige GTS to make a public announcement - provided that if GTS is obliged to disclose as a result of such disclosure this shall not be a breach of this provision by us) with respect to the timing of such sale or disposition to mitigate any adverse effect such sale or disposition would have on the market price of GTS Shares;


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            (E)        we shall not prior to the lapsing or withdrawal of the
                       Offer without the prior written consent of GTS purchase or otherwise acquire any shares in Esprit or any interest therein or agree to do so whether conditionally or unconditionally;

            (F) we shall procure that, save pursuant to this undertaking, unless and until the Offer shall have lapsed or shall have been withdrawn, no other agreement or arrangement (including any undertaking) shall be entered into (other than with GTS) which could result in the disposal of, or the creation or existence of any encumbrance on, all or any of the Esprit Shares or any interest therein or which might in any way restrict the disposal of the Esprit Shares or any of them and no other offer shall be accepted in respect of the Esprit Shares or any of them (whether it is conditional or unconditional and irrespective of the means by which it is to be implemented);

            (G) we shall not, prior to the issue of the Press Announcement without the prior written consent of GTS, disclose or announce to any person the fact that discussions or negotiations are taking or have taken place concerning the Offer save as (and then only to the extent) required by any law, the rules of NASDAQ or EASDAQ or the City Code or the Panel or pursuant to any enquiry by a governmental, official or regulatory body having jurisdiction provided that, in such circumstances, we shall advise GTS prior to any such disclosure or announcement so that GTS has an opportunity to seek to control the timing and manner of such disclosure;

            (H) subject to paragraph 4(D), at all times after the date hereof and until the Offer shall have lapsed or been withdrawn, we shall refrain from knowingly taking any action or making any statement which is or may be prejudicial to the success of the Offer, including, without limitation:

                       (1) soliciting procuring, initiating or engaging in, directly or indirectly, any discussions or negotiations with any third party, involving any other offer by any third party for all or any part of the issued share capital of Esprit or involving the acquisition outside the ordinary course of business (as carried on to the date hereof) of or any business combination involving Esprit or any of its subsidiaries or any material part of the shares or assets of Esprit or any of its subsidiaries or in each case any interest therein ("each a Esprit Transaction");

                       (2) entering into discussions or negotiations with, or (save as required by Rule 20.2 of the City Code in which case only that information strictly required to be provided shall be disclosed and on the basis of an undertaking as to confidentiality substantially similar to that given by GTS) providing any information to any


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                                  person in relation to, or facilitating or
                                  cooperating with in any way, any Esprit
                                  Transaction; or

                       (3) communicating with any person in relation to or discussing with any person the terms of the Offer or any matter relating thereto without the prior written consent of GTS provided that this shall not apply to any communications or discussions with our or Esprit's professional advisers who appreciate the need for requirements as to confidentiality in relation to the Offer or to communications or discussions limited to information set out in the Press Announcement or any other document or announcement published with the consent of GTS in connection with the Offer;

            (I)        we shall inform GTS immediately:

                       (1) if we receive an approach from any person in relation to a Esprit Transaction save to the extent bound by any existing duty of confidentiality;

                       (2) if we are asked to, or do, provide any information to any person with a view to any person investigating or entering into a Esprit Transaction save to the extent bound by any existing duty of confidentiality; or

                       (3) if we become aware of any material breach of the provisions of this undertaking;

                       and in the case of (1) and (2) above, we shall provide reasonable details as to the identity of any relevant person and the terms and conditions of any proposal or details of any information requested or provided, and in the case of (3) above, shall provide reasonable details of the relevant breach;

            (J) we are not in discussions with any third party in relation to any Esprit Transaction;

            (K) we will procure for GTS all necessary information regarding us and our interests and those of the funds on whose behalf we hold the Esprit Shares as nominee, in the share capital of Esprit which is required to be contained in the Offer Document in order to comply with the requirements of the City Code, US securities law or any other applicable law or regulation;

            (L) we shall not prior to the date the Offer becomes wholly unconditional or lapses or is withdrawn, transfer, dispose of, grant rights over or in any way charge, or otherwise deal in or enter into any agreement, arrangement or undertaking (conditional or unconditional) to transfer, dispose of grant


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                       rights over or in any way charge, or otherwise deal in
                       any GTS Shares or any interest therein or any derivative referenced thereto or any security convertible into GTS Shares (subject to paragraph 4(D)).

5. WARRANTIES

5.1 We hereby further undertake warrant and represent to GTS as follows:

            (A) we are the registered holder of the Esprit Shares (other than those represented by ADSs) and the owner of the Esprit Shares represented by ADSs and the Esprit Shares are free from all liens, charges or encumbrances. There are no other ordinary shares in Esprit registered in our name or beneficially owned, or managed and controlled by us, or in which we have an interest and we have no rights, warrants or options to acquire or subscribe for ordinary shares in Esprit or any interest therein save as specified in columns 3 and 4 of Schedule 1;

            (B) save pursuant to this undertaking we have not agreed, conditionally or otherwise, to dispose of all or any of the Esprit Shares or any interest therein and have (and, upon the Offer being made, will continue to have) all necessary authority to enter into this undertaking and accept or procure acceptance of the Offer in respect of the Esprit Shares;

            (C) at the time we are obliged to accept the Offer pursuant to paragraph 4 (A) we will have the right to transfer the Esprit Shares with all rights attaching to them as envisaged by the terms of the Offer.

6. VOTING RIGHTS

We hereby further irrevocably undertake, represent, warrant and agree to and with GTS that, until the Offer shall have closed, lapsed or been withdrawn we shall exercise or procure the exercise of the voting rights attached to the Esprit Shares as instructed by GTS on any resolution to enable the Offer to become unconditional if it were passed or rejected at a general or separate class meeting of Esprit.

7. GTS MAC

            (A) If at any time before the Acceptance Date we become aware of an event which could or might reasonably be expected to give rise to a GTS MAC we shall immediately serve notice on GTS providing full details of the event, misleading statement, misrepresentation or omission alleged to be expected to give rise to the GTS MAC ("the MAC Notice"). We shall also serve a copy of the MAC Notice on the other Majority Shareholders and Esprit. Not more than one MAC Notice may be served in respect of any individual event, and in the event that more than one Majority Shareholder serves a MAC Notice in respect of the same event, only the


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                       first to be received by GTS will be valid. In no event
                       shall a Majority Shareholder have the right to serve a MAC Notice more than 10 US Business Days after it becomes aware of an event which could or might reasonably be expected to give rise to the GTS MAC to which such MAC Notice relates or after the Acceptance Date. For the purposes of this paragraph we shall be deemed to be aware of the contents of all public filings made by GTS. GTS shall provide copies to us immediately following filing of any such filings made by GTS from the date hereof until the Acceptance Date. No MAC Notice may in any event be served later than 8 US Business Days before the date referred to in paragraph 12(E).

            (B) As soon as practicable after the service of the MAC Notice, and in any event within two US Business Days, each of ourselves and GTS will appoint an investment banking firm of international repute to act as an appraiser ("the Appraiser"). Each of ourselves and GTS will use their best endeavours to ensure that the Appraisers shall make an appraisal as to whether a GTS MAC has occurred and shall notify ourselves and GTS of their decision within three US Business Days of their appointment. If the Appraisers agree with each other they shall immediately notify the Majority Shareholders and GTS.

            (C) If the Appraisers are unable to agree between themselves whether a GTS MAC has occurred, we and GTS will use our best endeavours to procure that the two Appraisers select a third bank with similar qualifications ("the Referee") which shall make its determination as to whether a GTS MAC has occurred and shall notify ourselves and GTS of their decision within three US Business Days after its selection. If our respective Appraisers fail to agree upon the appointment of the Referee either we or GTS may refer the matter to the President for the time being of the Law Society of England and Wales who shall promptly appoint the Referee.

            (D) Each of ourselves and GTS will have all reasonable opportunity of making oral and written representations to each Appraiser and to the Referee in enabling them to reach their determinations. The Appraisers and the Referee shall act as experts and not as arbitrators and, absent fraud or manifest error, the determination of the Appraisers and the Referee hereunder will be binding upon ourselves and GTS.

            (E) If it is determined under sub-paragraph (B) or (C) that a GTS MAC has occurred then the provisions of paragraph 12 will apply. The determination of whether a GTS MAC has or has not occurred can be relied upon by GTS and all the Majority Shareholders.

            (F) Each of ourselves and GTS recognise that the provisions of this paragraph involve the co-operation of third parties. Each of ourselves and GTS agree to use our respective best endeavours to ensure that such third parties co-




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                       operate in order to determine, within the time frame
                       described in this paragraph, whether a GTS MAC has occurred. If it is not practicable to determine whether a GTS MAC has occurred within that time frame, the parties shall nevertheless use their best endeavours to ensure that the question is determined as soon as possible thereafter, and in any event before the day ("the Last Acceptance Date") which is two US Business Days and UK Business Days before the last date the Offer is capable of becoming wholly unconditional.


            (G) If it is not determined by the Last Acceptance Date that a GTS MAC has occurred we and GTS agree that we will jointly request the Panel (and request the directors of Esprit to assist us in this respect) to extend the last date that the Offer may become wholly unconditional to a date not later than 81 days after the posting of the Offer Document. If the determination that no GTS MAC has occurred does not take place until such date, then the Acceptance Date shall be extended to 1.00 p.m. on such date.

8. LAW AND JURISDICTION

            (A) This undertaking is governed by, and construed in accordance with, English law.

            (B) In relation to any legal action or proceedings to enforce this undertaking or arising out of or in connection with this undertaking ("Proceedings") we irrevocably submit to the jurisdiction of the English courts and waive any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

            (C)        We hereby appoint E. M. Warburg, Pincus & Co.
                       International Ltd. of 28 King Street, St. James, London SW1Y 6QW as my process agent to receive on our behalf service of process in any proceedings in England. Service upon the process agent shall be good service upon us whether or not it is forwarded to and received by us. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in England, we irrevocably agree to appoint a substitute process agent with an address in England acceptable to GTS and to deliver to GTS a copy of the substitute process agent's acceptance of that appointment within seven days. In the event that we fail to appoint a substitute process agent, it shall be effective service for GTS to serve the process upon the last known address in England of our last known process agent notified to GTS, notwithstanding that such process agent is no longer found at such address or has ceased to act.



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9. NOMINEES

In the case where the Esprit Shares are registered in the name of a nominee, we shall direct the nominee to act as if the nominee were bound by the terms of this irrevocable undertaking and we shall procure that such nominee does all acts and things necessary to carry the terms hereof into effect as if we had been the registered holder of the Esprit Shares registered in the name of such nominee.

10. CONDITIONS

Notwithstanding any other provision hereof, this irrevocable undertaking and GTS's obligation to make the Offer, are conditional upon:

            (A)        the release of the Press Announcement at or before 9a.m.
                       on 8 December 1998; and

            (B) irrevocable undertakings, in a form acceptable to GTS, being received in respect of not less than 50.1 per cent. of the issued ordinary shares of Esprit prior to the release of the Press Announcement.

If these conditions shall not have been satisfied by such time and date this irrevocable undertaking shall automatically lapse and be of no further force or effect and no party hereto shall have any claim against the other save in respect of any antecedent breach of its terms.

11. MISCELLANEOUS

            (A) We acknowledge that we are not entering into this undertaking in reliance upon any representation, warranty or undertaking save as expressly set out herein and, in the absence of fraud, we shall have no claim or remedy against GTS or Esprit in respect of any misrepresentation, untrue statement, omission or non-disclosure. In particular, our undertakings pursuant to paragraph 4 shall be irrevocable and, in the absence of fraud, shall not be capable of rescission or termination on the basis of any information subsequently disclosed by GTS or Esprit in any offer document, listing particulars or registration statement or for any other reason whatsoever including (without limitation) any failure by all or any of the directors of Esprit to recommend the Offer or to continue to recommend the Offer after the date of this undertaking.

            (B) No failure or delay by GTS in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. We agree that any breach of this Undertaking is likely to cause substantial harm to GTS and that money damages would not be a sufficient remedy for any breach of this Undertaking and that



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                       GTS will be entitled to specific performance and
                       injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Undertaking but shall be in addition to all other remedies available at law or equity.

12. LAPSING

This irrevocable undertaking shall automatically lapse and be of no further force or effect and no party hereto shall have any claim against the other save in respect of any antecedent breach of its terms in the event that:

            (A) precondition (A) to the Offer set out in Paragraph 1 of Appendix 1 of the Press Announcement (relating to the Esprit Bonds) shall not have been satisfied or waived on or before 29 January 1999;

            (B) the Offer Document is not despatched on or before 15 April 1999; or in the event that a MAC Notice is served before the despatch of the Offer Document, the date falling 10 US Business Days after determination that a GTS MAC has not occurred (if later);

            (C) GTS announces that any of the pre-conditions of the Offer set out in Paragraph 1 of Appendix 1 to the Press Announcement has not been satisfied and that it has not been and will not be waived;

            (D)        it is determined that a GTS MAC has occurred; or

            (E) the Offer is not declared wholly unconditional on or before the 60th day after the Offer document is despatched (or, if later, the date to which the Initial Offer Period is extended pursuant to paragraph 7(G)).

13. EXECUTION

This undertaking may be executed in more than one part.

Yours faithfully,




EXECUTED AS A DEED                  ) ROBERTO ITALIA for and on behalf of
by WARBURG, PINCUS                  ) Dominic Shorthouse
VENTURES, L.P.                      ) Member
by                                  )
                                    )




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



Witness' signature     MATHEW F. HERMAN

Witness' name          Mathew F. Herman

Witness' address       64 Holland Park London W11


                       --------------------------

Witness' occupation    Attorney



We agree and accept the terms of this undertaking.


GERALD THAMES
For Global TeleSystems Group, Inc.



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                                   SCHEDULE 1

The following represents our shareholding in Esprit:


Column 1                 Column 2                 Column 3                 Column 4                Column 5
--------                 --------                 --------                 --------                --------
Registered               Beneficial               Number of                Number of               Number of
Holder                   Owner                    Ordinary                 ADSs                    Ordinary
                                                  Shares                                           Shares subject
                                                                                                   to options,
                                                                                                   warrants or
                                                                                                   rights to
                                                                                                   acquire or
                                                                                                   subscribe

Warburg,                 Investors in the         15,442,150               nil                     nil
Pincus                   relevant
Ventures, L.P.           Warburg
                         Pincus funds




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


                                   SCHEDULE 2

The Shareholder agrees not to transfer or dispose of any of its Shares to any of the following persons or any of their respective affiliates:

Viatel Inc.
RSL Communications, Ltd.
Colt Telecom Group plc
Rupert Murdoch
PLD Telekom Inc.
Belgacom S.A.
Com Belga
Systema
WorldPort Communications, Inc.
Deutsche Telekom A.G.
France Telecom
British Telecommunications plc
Telecom Italia SpA
Telia AB
Koninklijke KPN NV
Telefonica de Spana, S.A.
ATT Corp.
MCI Worldcom Inc
Sprint Corp.
Global One
Qwest Communications International Inc.
Cable & Wireless Communications plc.
Energis plc
Equant NV
Global Crossing Ltd.
Metromedia Fiber Network Inc.
Teleglobe Inc.



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